Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 2 to Registration Statement No. 333-183364 on Form S-1 of our report dated May 30, 2012 (September 6, 2012 as to the first, second, and third paragraphs of Note 14 and September 13, 2012 as to the fourth paragraph of Note 14), relating to the financial statements of Trulia, Inc. appearing in the Prospectus, which is part of this Registration Statement and our report dated May 30, 2012 (September 6, 2012 as to the first, second, and third paragraphs of Note 14 and September 13, 2012 as to the fourth paragraph of Note 14), relating to the financial statement schedules appearing elsewhere in this Registration Statement. We also consent to the reference to us under the headings “Experts” in such Prospectus.

/s/ Deloitte & Touche LLP

San Jose, California

September 13, 2012